Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Drew Industries Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Drew Industries Incorporated of our report dated February 11, 2003, except as to Note 13, which is as of February 28, 2003, relating to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. Our report refers to the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP

Stamford, Connecticut
November 14, 2003


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